Exhibit 10.1

[Execution]

AMENDMENT NO. 1

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated April 20, 2010 (“Amendment No. 1”), by and among C&D Technologies, Inc., a Delaware corporation (“Parent”), C&D International Investment Holdings Inc., a Delaware corporation (“International”), C&D Charter Holdings, Inc., a Delaware corporation (“Charter”), C&D Energy Storage, LLC, a Delaware limited liability company (“Energy” and, together with International, Charter each individually, a “Guarantor” and collectively, “Guarantors”), the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wells Fargo Bank, National Association, a national banking association and successor by merger to Wachovia Bank, National Association, in its capacity as agent for Lenders pursuant to the Loan Agreement (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Parent and Guarantors have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers and Guarantors as set forth in, and subject to the terms and conditions of, the Amended and Restated Loan and Security Agreement, dated April 9, 2010, by and among Agent, Lenders, Borrowers and Guarantors (as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined therein);

WHEREAS, Borrowers, Guarantors, Agent and Lenders have agreed to certain amendments to the Loan Agreement, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 1, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such consents and amendments;

NOW, THEREFORE, in consideration of the foregoing, the mutual conditions and agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Amendment No. 1” shall mean this Amendment No. 1 to Amended and Restated Loan and Security Agreement by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b) “Amendment No. 1 Effective Date” shall mean the date of the effectiveness of this Amendment No. 1 in accordance with Section 8 of this Amendment No. 1.

(c) “Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(d) “Borrowing Base Assets” shall mean the assets and properties of Borrowers and Guarantors of the type set forth on Schedule 1 to Amendment No. 1.

(e) “Enforcement Action” shall mean the exercise by Agent (or its assignee or designee) in good faith and in a commercially reasonable manner of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise, in respect of any of the Collateral, at any time following the occurrence of an Event of Default (including, without limitation, the demand for the immediate payment of all or any portion of the Obligations, the solicitation of bids from third parties to conduct the liquidation of any of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any of the Collateral, the opposition of the sale of assets constituting Collateral in any bankruptcy or insolvency proceeding, the commencement of any action to foreclose on the security interests or liens of Agent in all or any material portion of the Collateral or commencement of any legal proceedings or actions against any Borrower or any Guarantor or with respect to all or any portion of the Collateral).

(f) “Excess Cash Flow” means, with respect to any Person for any period, (a) EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (without duplication) (i) all scheduled cash principal payments (excluding any principal payments made pursuant to Section 2.3 of Amendment No. 1) on the Loans during such period, and all cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (ii) all Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through a sale of Capital Stock), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, and (v) income taxes paid in cash by such Person and its Subsidiaries for such period.

(g) “Majority Term Loan Lenders” means Term Loan Lender and its assignees and participants whose Pro Rata Shares of the Term Loan Commitments are in the aggregate greater than fifty (50%) percent of the aggregate of all of the Term Loan Commitments.

(h) “Priority Event” shall mean the occurrence of any one or more of the following: (i) the occurrence and continuance of an Event of Default under Section 10.1(a)(i) of the Loan Agreement with respect to any Borrower’s or any Guarantor’s failure to pay any of the Obligations arising pursuant to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (ii) the occurrence and continuance of an Event of Default under Sections 10.1(f), 10.1(g) or 10.1(h) of the Loan Agreement; (iii) the acceleration by Agent of the payment of all or a material portion of the Obligations after the occurrence of any other Event of Default; or (iv) the receipt by Agent of written notice of a Term Loan Action Default as provided in Section 10.2(j) of the Loan Agreement.

(i) “Registered Term Loan” shall have the meaning set forth in Section 2.5 of this Amendment No. 1.

(j) “Registered Term Note” shall have the meaning set forth in Section 2.5 of this Amendment No. 1.

(k) “Revolving Loan Commitment” shall mean, with respect to each Revolving Loan Lender, the principal amount set forth on Exhibit A to this Amendment No. 1 for such Lender or for any party becoming a Revolving Loan Lender after the date hereof, the amount of such Lender’s Commitment as set forth on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender may become a Lender hereunder in accordance with the provisions of Section 13.7 of the Loan Agreement; as the same may be adjusted in accordance with the terms hereof; sometimes being collectively referred to as “Revolving Loan Commitments”.

(l) “Revolving Loan Lender” shall mean a Lender with a Revolving Loan Commitment; sometimes being referred to herein collectively as “Revolving Loan Lenders”.

(m) “Term Loan” shall mean the Loan made by or on behalf of Term Loan Lender or by Agent for the account of Term Loan Lender as set forth in Section 2 of this Amendment No. 1. The Term Loan shall not be deemed either a Prime Rate Loan or a Eurodollar Rate Loan.

(n) “Term Loan Action Default” shall mean an Event of Default under Sections 10.1(a)(i), 10.1(d), 10.1(e), 10.1(f), 10.1(i), 10.1(l) or 10.1(m), or 10.1(a)(ii) and 10.1(a)(iii) of the Loan Agreement (to the extent arising as a result of the failure to comply with Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 or 9.17 of the Loan Agreement), in each case after giving effect to all applicable cure periods, if any.

(o) “Term Loan Asset Sale Reserve” shall have the meaning set forth in Section 2.3(b).

(p) “Term Loan Commitment” shall mean, at any time, as to Term Loan Lender, the principal amount designated as its Term Loan Commitment set forth on Exhibit A to this Amendment No. 1.

(q) “Term Loan Debt/Equity Reserve” shall have the meaning set forth in Section 2.3(d).

(r) “Term Loan Excess Cash Flow Reserve” shall have the meaning set forth in Section 2.3 of this Amendment No. 1.

(s) “Term Loan Extraordinary Receipts Reserve” shall have the meaning set forth in Section 2.3(a).

(t) “Term Loan Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors, Term Loan Lender and Agent, setting forth certain fees payable by Borrowers and Guarantors to Agent for the benefit of Term Loan Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(u) “Term Loan Interest Rate” shall mean a rate equal to eleven and one quarter of one (11.25%) percent per annum in excess of the greater of (i) the Adjusted Eurodollar Rate (as such rate is determined from time to time in accordance with the Loan Agreement) and (ii) three (3%) percent; provided, that, the Term Loan Interest Rate shall be thirteen and one quarter of one (13.25%) percent per annum in excess of the Adjusted Eurodollar Rate, at the option of the Majority Term Loan Lenders, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by the Majority Term Loan Lenders; provided, that, if any of the conditions described in Sections 3.3(b)(i) or 3.3(b)(ii) of the Loan Agreement exist with respect to Eurodollar Rate Loans, or if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof, in each case, occurring after the date hereof shall make it unlawful for Term Loan Lender to make or maintain loans based on the Adjusted Eurodollar Rate, then the Majority Term Loan Lenders may, at their option, after notice to Agent, convert the interest rate on the Term Loan to nine (9%) percent per annum in excess of the greater of: (x) Prime Rate and (y) six (6%) percent (or at the option of the Majority Term Loan Lenders, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by the Majority Term Loan Lenders, to eleven (11%) percent per annum in excess of the Prime Rate).

(v) “Term Loan Lender” shall mean Ableco, L.L.C., a Delaware limited liability company, together with its successors and assigns.

(w) “Term Loan Reserves” shall mean, individually and collectively, the Term Loan Asset Sale Reserve, the Term Loan Debt/Equity Reserve, the Term Loan Excess Cash Flow Reserve and the Term Loan Extraordinary Receipts Reserve.

1.2 Amendments to Definitions. Each of the defined terms in the Loan Agreement or any of the other Financing Agreements set forth below shall be deemed to be amended and restated in their entirety to have the meaning as to such term set forth below:

(a) “Commitments” shall mean, collectively, the Revolving Loan Commitments and the Term Loan Commitment.

(b) “Lenders” shall mean, collectively, the Revolving Loan Lenders and the Term Loan Lender (sometimes being referred to individually as a “Lender”); except, that for purposes of Sections 1.65, 1.85, 1.105, 2.1, 2.2, 3.1, 3.2, 3.3, 6.11 and 12.8 of the Loan Agreement, all references to the term “Lenders” in such Sections shall be deemed and each such reference is hereby amended to mean the Revolving Loan Lenders only.

(c) “Loans” shall mean the Revolving Loans and the Term Loan (sometimes referred to individually as a “Loan”); except that for purposes of Sections 1.15, 1.36, 1.56, 1.112, 1.123, 3.2, 6.3(b), 6.6, 6.7, 6.10, 6.11 and 12.8 of the Loan Agreement, all references to the term “Loans” in such Sections shall be deemed and each such reference is hereby amended to mean the Revolving Loans only.

(d) “Maximum Credit” shall mean $75,000,000.

(e) “Pro Rata Share” shall mean:

(i) with respect to a Revolving Loan Lender’s obligation to make Revolving Loans and to acquire interests in Letters of Credit and receive payments of interest and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments, as adjusted from time to time in accordance with the provisions of Section 13.7 of the Loan Agreement; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letters of Credit;

(ii) with respect to the Term Loan Lender’s obligations to make the Term Loan and receive payments of principal, interest, fees, costs and expenses with respect thereto, one hundred (100%) percent;

(iii) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.5 of the Loan Agreement and the voting rights set forth in Section 11.3 of the Loan Agreement), the fraction (expressed as a percentage) the numerator of which is the aggregate amount of all of such Lender’s Commitments and the denominator of which is the aggregate amount of all of the Commitments of all Lenders; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of each Lender’s Loans (and in the case of Revolving Loan Lenders, its interest in the Letters of Credit) and the denominator shall be the aggregate amount of all unpaid Revolving Loans, Letters of Credit and Term Loan.

1.3 Interpretation. For purposes of this Amendment No. 1, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Term Loan.

2.1 Making of Term Loan. Subject to and upon the terms and conditions contained herein, Term Loan Lender agrees to make the Term Loan to Borrowers on the Amendment No. 1 Effective Date in the amount of the Term Loan Commitment.

2.2 Term Loan Interest.

(a) Subject to Section 6.4 of the Loan Agreement, Borrower shall pay to Agent, for the benefit of Term Loan Lender, interest on the outstanding principal amount of the Term Loan at the Term Loan Interest Rate. All interest accruing with respect to the Term Loan hereunder on and after the Termination Date or the date of any Event of Default or termination hereof shall be payable on demand in accordance with Section 6.4 of the Loan Agreement.

(b) All interest charges related to the Term Loan shall be (i) calculated based upon the applicable Term Loan Interest Rate, (ii) calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and (iii) paid monthly in arrears to Agent on the first day of each calendar month, or at Agent’s option, charged to Borrower’s account(s) maintained by Agent as of the first day of each calendar month subject to Section 6.4 hereof.

(c) In no event shall charges constituting interest payable by Borrowers to Agent, for the benefit of Term Loan Lender, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Amendment No. 1 or any of the other Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

2.3 Repayment of Term Loan. Except as otherwise expressly provided for under the Loan Agreement, as amended by this Amendment No. 1, the Term Loan shall be repaid in full on the Termination Date (or if earlier, upon an Event of Default as provided in Section 10.2 of the Loan Agreement). Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed. The Term Loan may be prepaid in whole or in part at any time, subject only to the payment of any amounts due and owing on account of such prepayment as set forth in the Term Loan Fee Letter; provided, that, (a) average Excess Availability for the sixty (60) consecutive day period immediately preceding the date of such prepayment and after giving effect thereto is greater than $15,000,000 (after giving effect to the Availability Block), (b) all trade payables of Borrowers on the date of such prepayment and after giving effect thereto are current, as determined by Agent and (c) as of the date of such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

2.4 Excess Cash Flow Sweep. Within ten (10) days after delivery to the Agent of audited annual financial statements pursuant to Section 9.6, commencing with the delivery to the Agent of the financial statements for the Fiscal Year ended January 31, 2011, Borrowers shall prepay the outstanding principal amount of the Term Loan in an amount equal to fifty (50%) percent of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year (“Sweep Amount)” after the application thereof to any repayment of outstanding Obligations in respect of

Equipment Availability and the permanent reduction of the Equipment Availability to the extent so repaid in accordance with Section 2.3 of the Loan Agreement; provided, that, as of the date of date the Sweep Amount is paid and after giving effect thereto, (a) Excess Availability (after giving effect to the Availability Block) shall be greater than $20,000,000 and (b) no Default or Event of Default shall exist or have occurred and be continuing; except, that, if such Excess Availability is less than $20,000,000, Agent shall either (i) agree in its sole discretion to permit the payment of such Sweep Amount, or (ii) implement a permanent Reserve against amounts that could otherwise be borrowed under the Borrowing Base, in an amount equal to the Sweep Amount (the “Term Loan Excess Cash Flow Reserve”).

2.5 Term Loan Fees. Borrower agrees to pay Agent for the benefit of the Term Loan Lender the fees and other amounts set forth in the Term Loan Fee Letter.

2.6 Registered Term Loan. Agent, on behalf of Borrowers and Guarantors, agrees to record the Term Loan on the Register referred to in Section 13.7(b) of the Loan Agreement. The Term Loan recorded on the Register (the “Registered Term Loan”) may not be evidenced by promissory notes other than a Registered Term Note (as defined below). Upon the registration of the Term Loan, any promissory note (other than a Registered Term Note) evidencing the same shall be null and void and shall be returned to Borrowers. Borrowers agree, at the request of Term Loan Lender, to execute and deliver to Term Loan Lender a promissory note in registered form reasonably acceptable to Term Loan Lender to evidence such Registered Term Loan (that is, containing registered note language) and registered as provided in Section 13.7(b) of the Loan Agreement (a “Registered Term Note”), payable to the order of Term Loan Lender and otherwise duly completed. Once recorded on the Register, the Obligations evidenced by such Registered Term Note may not be removed from the Register so long as it remains outstanding, and a Registered Term Note may not be exchanged for a promissory note that is not a Registered Term Note.

3. Term Loan Reserves. The Term Loan Reserves shall constitute a Reserve under Section 1.123 of the Loan Agreement. In no event shall any of the Term Loan Reserves be reduced or released, except in a writing executed and delivered by Agent and Term Loan Lender.

4. Amendments.

4.1 Financing Agreements. The term “Financing Agreements” as used in the Loan Agreement and in the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Amendment No. 1 and the Term Loan Fee Letter, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

4.2 Revolving Loans. Section 2.1(a) is hereby amended by deleting the references to “Loans” contained therein and substituting the following therefor: “Revolving Loans”.

4.3 Mandatory Prepayments. Section 2.3 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Notwithstanding the provisions of Section 6.4 hereof, so long as no Event of Default exists or has occurred and is continuing:

(a) Upon the receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall immediately prepay the Obligations as set forth below, in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts;

(i) if such Extraordinary Receipts are the proceeds of Collateral (other than Capital Stock or Borrowing Base Assets) (A) if Excess Availability is greater than $10,000,000 (after giving effect to the Availability Block) as of the date of receipt of such Extraordinary Receipts, then such proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, second, to the outstanding principal amount of the Term Loan and third, to the outstanding principal amount of the Revolving Loans and (B) if Excess Availability is less than $10,000,000 (after giving effect to the Availability Block) as of the date of receipt of such Extraordinary Receipts, then such proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, second, to the outstanding principal amount of the Revolving Loans (and, in addition, Agent shall implement a permanent Reserve in such amount against amounts that could otherwise be borrowed under the Borrowing Base and a corresponding reduction of the Maximum Credit (“Term Loan Extraordinary Receipts Reserve”)) and third, to the outstanding principal amount of the Term Loan (and to the extent so paid, the amount thereof shall reduce the amount of the Term Loan Extraordinary Receipts Reserve by a corresponding amount under “second” above);

(ii) if such Extraordinary Receipts are the proceeds of Collateral consisting of Borrowing Base Assets, then such proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, and second, to the outstanding principal amount of the Revolving Loans and third, to the outstanding amount of the Term Loan;

provided, however, that (A) so long as no Default or an Event of Default has occurred and is continuing, on the date such Person receives Extraordinary Receipts consisting of insurance proceeds from one or more policies covering, or proceeds from any judgment, settlement, condemnation or other cause of action in respect of, the loss, damage, taking or theft of any property or assets, such Extraordinary Receipts received by the Borrowers may, at the option of the Borrowers, be applied to repair, refurbish or replace such property or assets or acquire replacement property or assets for the property or assets so lost, damaged or stolen or other property or assets used or useful in the business of any Borrower for the property or assets so disposed, provided, that (x) the Agent for the benefit of the Lenders has a first-priority Lien on such replacement (or repaired or restored) property or assets, (y) the Borrowers deliver a certificate to the Agent within ten (10) days after the date of receipt of such Extraordinary Receipts stating that such Extraordinary Receipts shall be used to repair or refurbish such property or assets or to acquire such replacement property or assets for the property or assets so lost, damaged or stolen or such other property or assets used or useful in the business of any Borrower within one hundred and twenty (120) days after the date of receipt of such Extraordinary Receipts that are not the proceeds of Real Property or one hundred and eighty (180) days after the date of receipt of such Extraordinary Proceeds that are the proceeds of Real Property (which certificate shall set forth an estimate of the Extraordinary Receipts to be so expended), and (z) if such Extraordinary Receipts are the proceeds of Real Property and aggregate $1,500,000 or more, the Borrowers shall obtain the prior written consent of the Agent and (B) if all or any portion of such Extraordinary Receipts are not so used within the 120-day or 180-day period, as applicable, such unused Extraordinary Receipts shall be applied to prepay the Obligations in accordance with this Section 2.3(a). Pending such reinvestment, the Extraordinary Receipts shall be applied as a prepayment of Loans in accordance with the terms of this Agreement.

(b) Upon the sale or other disposition of assets consisting of Collateral (other than Capital Stock or Borrowing Base Assets) of Borrowers with the consent of or at the direction of Agent (A) if Excess Availability would be greater than $10,000,000 (after giving effect to the Availability Block) immediately after the following payments, then such Net Cash Proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, second, to the outstanding principal amount of the Term Loan and third, to the outstanding principal amount of the Revolving Loans and (B) if Excess Availability would be less than $10,000,000 (after giving effect to the Availability Block) immediately after the following payments, then such Net Cash Proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, second, to the outstanding principal amount of the Revolving Loans (and, in addition, Agent shall implement a permanent Reserve in such amount against amounts that could otherwise be borrowed under the Borrowing Base and a corresponding reduction of the Maximum Credit (the “Term Loan Asset Sale Reserve”)) and third, to the outstanding principal amount of the Term Loan (and to the extent so paid, the amount thereof shall reduce the amount of the Term Loan Asset Sale Reserve by a corresponding amount under “second” above);

(c) Upon the sale or other disposition of Collateral consisting of Borrowing Base Assets with the consent of or at the direction of Agent, the Net Cash Proceeds thereof shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, and second, to the outstanding principal amount of the Revolving Loans and third, to the outstanding amount of the Term Loan;

(d) Upon the issuance or sale by any Borrower or any of its Subsidiaries of Capital Stock of such Borrower or Subsidiary as permitted in Sections 9.7(b)(iii) and (iv) hereof, or the issuance or incurrence by any Borrower or any of its Subsidiaries of any Indebtedness of the type described in Section 9.9(g), Borrowers shall immediately prepay the Obligations, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith as follows: (i) if Excess Availability would be greater than $10,000,000 (after giving effect to the Availability Block) immediately after the following payments, then such Net Cash Proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, second, to the outstanding principal amount of the Term Loan and third, to the outstanding principal amount of the Revolving Loans and (ii) if Excess Availability would be less than $10,000,000 (after giving effect to the Availability Block) immediately after the following payments, then such Net Cash Proceeds shall be applied, first, to the outstanding principal amount of the Loans based on Equipment Availability and the Equipment Availability shall thereupon be permanently reduced by the amount of such proceeds applied to the outstanding principal amount of the Loans based on Equipment Availability, second, to the outstanding principal amount of the Revolving Loans (and, in addition, Agent shall implement a permanent Reserve in such amount against amounts that could otherwise be borrowed under the Borrowing Base and a corresponding reduction of the Maximum Credit (the “Term Loan Debt/Equity Reserve”)) and third, to the outstanding principal amount of the Term Loan (and to the extent so paid, the amount thereof shall reduce the amount of the Term Loan Debt/Equity Reserve by a corresponding amount under “second” above). The provisions of this subsection (d) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(e) Notwithstanding anything to the contrary in this Section 2.3, all prepayments of principal under this Section 2.3 shall be made together with accrued and unpaid interest thereon to the date of such prepayment.”

4.4 Payments.

(a) Section 6.4(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Borrower or Guarantor;

(ii) second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations;

(iii) third, to pay or prepay principal in respect of Special Agent Advances;

(iv) fourth, to pay principal due in respect of the Revolving Loans and to pay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis;

(v) fifth, to the payment in full of principal in respect of the Term Loan then due;

(vi) sixth, to the payment or prepayment in full of any other Obligations whether or not then due, in such order and manner as Agent reasonably determines or to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent Obligations (but not including for purposes of this clause “sixth” any Obligations arising under or pursuant to any Hedge Agreement or in connection with any Bank Products); and

(vii) seventh, to the payment or prepayment in full of any Obligations arising under or pursuant to Hedge Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Bank Provider arising from or in connection with any Bank Products, as to all of such Obligations on a pro rata basis;

provided, that, in each instance set forth in Section 6.4(a) above, so long as no Priority Event has occurred and is continuing, this Section 6.4(a) shall not be deemed to apply to any payment by a Borrower or Guarantor specified by such Borrower or Guarantor to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with any provision of this Agreement.”

(b) Section 6.4 is hereby amended to add new Sections 6.4(c), 6.4(d) and 6.4(e) as follows:

“(c) Notwithstanding anything to the contrary contained in Section 6.4(a) above or otherwise herein, at any time on and after a Priority Event and for so long as the same is continuing, Agent shall apply payments received or collected from Borrowers or Guarantors or for the account of such Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor;

(ii) second, to the payment in full of interest then due in respect of any Revolving Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment or prepayment in full of principal in respect of the Revolving Loans or to the payment or prepayment in full of Obligations arising under or pursuant to any Hedge Agreement of any Borrower or Guarantor that has been approved in writing by Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis;

(v) fifth, to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent Obligations (but not including for purposes of this clause “fifth” any Obligations arising under or pursuant to any Hedge Agreement or in connection with any Bank Products, and as to Letter of Credit Obligations, only up to the amount provided for in Section 13.1(a) for such Obligations);

(vi) sixth, to the payment in full of interest then due in respect of the Term Loan;

(vii) seventh, to the payment in full of principal in respect of the Term Loan then due;

(viii) eighth, to the payment or prepayment in full of any other Obligations whether or not then due, in such order and manner as Agent reasonably determines; and

(ix) ninth, to the payment or prepayment in full of any Obligations arising under or pursuant to Hedge Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Bank Provider arising from or in connection with any Bank Products, as to all of such Obligations on a pro rata basis.

(d) All references to “payment in full” or “payment or prepayment in full” in this Section 6.4 means all amounts owing in respect of the Obligations referred to, including any principal, interest, fees, costs, expenses and other amounts owed to Agent or any Lender which would accrue and become due but for the commencement of any case under the Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such a case, but excluding (A) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (B) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clause (A) and (B) only to the extent that such amounts are disallowed in any case with respect to Borrowers under the Bankruptcy Code.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.”

4.5 Excess Availability, EBITDA, etc. The Loan Agreement is hereby amended to add the following Sections 9.17A and 9.17B:

“9.17A Excess Availability. Excess Availability from and after the date of Amendment No. 1 through and including the one-year anniversary of such date (after giving effect to the Availability Block) shall not at any time be less than $10,000,000.

9.17B EBITDA. EBITDA of Parent and its Subsidiaries shall not at any time on or after April 30, 2011, with respect to the most recent twelve (12) month period then ended, be less than the amount set forth on Schedule 9.17B to Amendment No. 1 with respect such period (“Required EBITDA”). In the event that, as to any test period set forth on Schedule 9.17B commencing on April 30, 2010 through and including January 31, 2011 (the “Bridge Period”), EBITDA determined as of the end of such period is less than the corresponding amount for such period set forth on Schedule 9.17B, but Excess Availability (after giving effect to the Availability Block) is greater than $10,000,000, Borrowers shall pay to Agent with respect to each such period, for the benefit of Term Loan Lender (or Agent may charge any loan account(s) of Borrowers), the amount equal to thirty-three one hundredths of one percent (.33%) of the then outstanding principal amount of the Term Loan, but, notwithstanding any other provision of this Agreement to the contrary, the failure to achieve the Required EBITDA during the Bridge Period shall not, in and of itself, constitute an Event of Default.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any amendment or modification of, or waiver with respect to, Sections 9.17A or 9.17B be effected without the written consent of Agent and the Majority Term Loan Lenders.”

4.6 Costs and Expenses.

(a) Section 9.21 of the Loan Agreement is hereby amended to insert the following on the first line after the word “all” and before the word “costs”: “of Agent’s and Term Loan Lender’s”.

(b) Section 9.21(g) of the Loan Agreement is hereby amended to insert the following after the word “Agent” and before the word “in”: “and Term Loan Lender”.

4.7 Remedies. Section 10.2 of the Loan Agreement is hereby amended to add the following new Section 10.2(j) at the end thereof:

“(j) Notwithstanding anything to the contrary contained herein, except as the Majority Term Loan Lenders shall otherwise agree, Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions as Agent in good faith deems appropriate within ninety (90) days (except with respect to Events of Default described in Sections 10.1(g) and 10.1(h), for which Agent shall take such Enforcement Actions as it deems appropriate under the circumstances promptly upon receipt of notice) after the date of the receipt by Agent of written notice executed and delivered by the Majority Term Loan Lenders of a Term Loan Action Default which notice requests that Agent commence Enforcement Actions, provided, that, (i) such Term Loan Action Default has not been waived or cured, (ii) in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law, (iii) taking an Enforcement Action shall not result in any liability of Agent or Lenders to any Borrower, any Guarantor or any other person, (iv) Agent shall be entitled to all of the benefits of Sections 12.2, 12.3 and 12.5 hereof, and (v) Agent shall not be required to take an Enforcement Action so long as within the ninety (90) day period provided above, Agent shall, at its option, appoint Term Loan Lender, as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action, subject to the terms hereof.”

4.8 Amendments and Waivers. Section 11.3 of the Loan Agreement is hereby amended by adding a new Section 11.3(f) at the end thereof as follows:

“(f) Notwithstanding anything to the contrary contained in Section 11.3(a), no such amendment, waiver, discharge or termination shall provide for any amendment, waiver, discharge or termination of any of the following without the consent of Agent and the Majority Term Loan Lenders:

(i) the terms of Section 9.17 hereof (or any definition with respect to financial terms used in such financial covenant in a manner which has the effect of reducing the amounts which Borrowers and Guarantors are required to maintain pursuant to such financial covenant);

(ii) the definitions of “Adjusted Eurodollar Rate”, “Availability Block”, “Borrowing Base” (but only to the extent such proposed change in the definition would increase the advance rates above those in effect on the date hereof), “Change of Control”, “Consolidated Net Income”, “EBITDA”, “Eligible Accounts”, “Eligible Equipment”, “Eligible Inventory”, “Eligible Transferee”, “Enforcement Action”, “Excess Availability”, “Excess Cash Flow”, “Material Adverse Effect”, “Net Recovery Percentage”, “Priority Event”, “Pro Rata Share”, “Term Loan”, “Term Loan Action Default”, or “Term Loan Interest Rate”;

(iii) the terms of Section 2 of Amendment No. 1;

(iv) any of the following Sections hereof in any material respect: 2.3, 6.4, 7.7, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12(b), 9.16, 9.21, 10.2, 11.3, 12.8, 12.11, 13.1(a), or 13.7 hereof;

(v) an increase in the Maximum Credit or the outstanding principal amount of the Term Loan; and

(vi) forgiveness, compromise or cancellation of any of the Term Loan.

In addition, Agent shall not make any Special Agent Advance pursuant to Section 12.1(a)(i) or Section 12.11(a)(ii), or additional Revolving Loans or Letters of Credit as provided in Section 12.8, without the prior consent of the Majority Term Loan Lenders, if after giving effect thereto the sum of the then outstanding Special Agent Advances pursuant to such Sections and any then outstanding Revolving Loans and Letter of Credit Obligations in excess of the Borrowing Base as provided in Section 12.8, would exceed the lesser of $5,500,000 or ten (10%) percent of the Borrowing Base (determined as of the date of such Special Agent Advance based on the then most recent information received and accepted by Agent).”

4.9 The Agent. Section 12.13 of the Loan Agreement is hereby amended by adding the following at the end thereof:

“In the event that all Obligations other than in respect of the Term Loan are fully and finally paid and satisfied or Term Loan Lender has exercised its option to purchase Obligations owing to the Revolving Loan Lenders as provided in Amendment No. 1, (a) Agent may, at its option, appoint Term Loan Lender as successor agent hereunder and (b) Term Loan Lender shall have the right, but not the obligation, upon written notice to Agent, to require Agent to resign under this Section 12.13 (and in the case of the exercise by Term Loan Lender of its purchase option provided in Amendment No. 1, such resignation to be effective immediately upon the effectiveness of the purchase by Term Loan Lender of the Obligations owing to the Revolving Loan Lenders pursuant to the purchase option granted to Term Loan Lender set forth in Amendment No. 1).”

4.10 Assignments; Participations.

(a) Section 13.7(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender (or in the case of Term Loan Lender, a portion equal to at least $1,000,000), of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance delivered to Agent and Borrowers; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000 (except that no such fee shall be payable in the case of assignment by a Lender to an Affiliate or Related Fund thereof). Notwithstanding anything to the contrary contained in this Section 13.7(a), Term Loan Lender may assign any or all of its rights under the Financing Agreements to an Affiliate of Term Loan Lender or an Approved Fund of Term Loan Lender without the prior written consent of Agent and without delivering an Assignment and Acceptance to Agent or Borrowers, provided, that, (i) Borrowers, Guarantors and Agent may continue to deal solely and directly with such Term Loan Lender until a fully executed Assignment and Acceptance has been delivered to Agent for recordation on the Register, (ii) the failure of Term Loan Lender to deliver an Assignment and Acceptance to Agent, Borrowers or Guarantors shall not affect the legality, validity or binding effect of such assignment and (iii) an Assignment and Acceptance between Term Loan Lender and an Affiliate of Term Loan Lender or an Approved Fund of Term Loan Lender shall be effective as of the date specified in such Assignment and Acceptance.”

(b) Section 13.7(b) of the Loan Agreement is hereby amended by adding the following at the end thereof: “In the case of an assignment by a Lender to any of its Approved Funds that is not reflected in Agent’s Register, the assigning Lender shall maintain a comparable register on behalf of Agent.”

(c) Section 13.7 of the Loan Agreement is hereby amended to add a new Section 13.7(i) as follows:

“(i) A Registered Term Loan (and the Registered Term Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or comparable register (and each Registered Term Note shall expressly so provide). Any assignment or sale of all or part of such Registered Term Loan (and the Registered Term Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register (or comparable register), together with the surrender of the Registered Term Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Term Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Term Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Term Loan (and the Registered Term Note, if any evidencing the same), Agent and Borrowers shall treat the Person in whose name such Loan (and the Registered Term Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event that Term Loan Lender sells participations in a Registered Term Loan, Term Loan Lender shall maintain a register on which it enters the name of all participants in the Registered Term Loan (the “Participant Register”). A Registered Term Loan (and the Registered Term Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Term Note shall expressly so provide). Any participation of such Registered Term Loan (and the Registered Term Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.”

5. Term Lender Purchase Option.

5.1 Notice of Exercise. Upon the occurrence and during the continuance of a Priority Event, the Majority Term Loan Lenders shall have the option at any time upon five (5) Business Days’ prior written notice to Agent, to purchase all of the Obligations (other than those already owing to Term Loan Lender) from the Revolving Loan Lenders. Such notice from the Majority Term Loan Lenders to Agent shall be irrevocable.

5.2 Purchase and Sale. On the date specified by the Majority Term Loan Lenders in such notice (which shall not be less than five (5) business days, nor more than twenty (20) days, after the receipt by Agent of the notice from the Majority Term Loan Lenders of their election to exercise such option), Revolving Loan Lenders shall sell to Term Loan Lender, and Term Loan Lender shall purchase from Revolving Loan Lenders, the Obligations (other than those already owing to Term Loan Lender), provided that, Lenders shall retain all rights to be indemnified or held harmless by Borrowers and Guarantors in accordance with the terms of the Loan Agreement and the other Financing Agreements but shall not retain any rights to the security therefor. Agent hereby represents and warrants that, as to Obligations owing to it as a Lender, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for such sale.

5.3 Payment of Purchase Price. Upon the date of such purchase and sale, Term Loan Lender shall (a) pay to Agent on behalf of Revolving Loan Lenders as the purchase price therefor the full amount of all the Obligations (other than those already owing to Term Loan Lender) then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (b) furnish cash collateral to Agent in a manner and in such amounts as Agent determines is reasonably necessary to secure Agent and Revolving Loan Lenders in connection with any issued and outstanding Letters of Credit (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of the Letter of Credit Obligations), (c) agree to reimburse Agent and Revolving Loan Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letter of Credit Obligations as described above and any checks or other payments provisionally credited to the Obligations (other than those already owing to Term Loan Lender), and/or as to which Agent or any Revolving Loan Lender has not yet received final payment and for any other amounts which Agent may be required to pay to any bank or other financial institution that is a party to a Deposit Account Control Agreement (and, in each case, all of such payments shall be made without offset, deduction or defense), (d) agree to reimburse Agent and Revolving Loan Lenders in respect of indemnification obligations of Borrowers under the Loan Agreement and the other Financing Agreements as to matters or circumstances known to Term Loan Lender at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Agent or Revolving Loan Lenders, provided that, in no event will Term Loan Lender have any liability for such amounts in excess of proceeds of Collateral received by Term Loan Lender and (e) agree to indemnify and hold harmless Agent and Revolving Loan Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by Term Loan Lender occurring after the date of such purchase, after the payment in full in cash to Term Loan Lender of the Term Loan and the other Obligations purchased by Term Loan Lender pursuant to this Section, including principal, interest and fees thereon and costs and expense of collection thereof (including reasonable attorneys’ fees and legal expenses); provided, that, the notice of termination or effective date of termination of the Loan Agreement occurs within ninety (90) days after the effective date of the purchase of the Obligations by Term Loan Lender. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Agent in New York, New York, as Agent may designate in writing to Term Loan Lender for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Term Loan Lender to the bank account designated by Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such business day if the amounts so paid by Term Loan Lender to the bank account designated by Agent are received in such bank account later than 1:00 p.m., New York City time.

5.4 Limitation on Representations and Warranties. Such purchase shall be expressly made without representation or warranty of any kind by Agent or any Revolving Loan Lender as to the Obligations owing to any of them or otherwise and without recourse to Agent or any Revolving Loan Lender, except that each Revolving Loan Lender shall represent and warrant: (a) the amount of its portion of the Obligations being purchased, (b) that such Revolving Loan Lender owns its portion of the Obligations free and clear of any Liens or encumbrances and (c) such Revolving Loan Lender has the right to assign such Obligations and the assignment is duly authorized.

5.5 Notice of Exercise of Remedies. Agent agrees that it will give Term Loan Lender five (5) Business Days’ prior written notice of its intention to commence the exercise of any enforcement right or remedy against the Collateral and/or to accelerate all or any material portion of the Obligations, except that such period of prior written notice may be less (but in any event concurrently with exercise thereof) as to any portion of the Collateral to the extent that in the good faith determination of Agent there are events or circumstances that imminently threaten the value of such Collateral or the ability of Agent to exercise its rights with respect to such Collateral, including the removal, diversion, concealment, abscondment, destruction or waste thereof. In the event that during such five (5) Business Day period (or such lesser period as provided above), the Majority Term Loan Lenders shall send to Agent the irrevocable notice of Term Loan Lender’s intention to exercise the purchase option given by Revolving Loan Lenders to the Majority Term Loan Lenders under this Section, Agent shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral or accelerate all or any material portion of the Obligations (provided that continuing collection of accounts receivable and other actions permitted under the Loan Agreement and other Financing Agreements shall not be prohibited hereunder), provided, that, the purchase and sale with respect to the Obligations provided for herein shall have closed within five (5) Business Days thereafter and Agent shall have received payment in full of the Obligations as provided for herein within such five (5) Business Day period.

6. Separate Classification. Term Loan Lender agrees that in any insolvency or liquidation proceeding with respect to any Borrower or Guarantor, its claims in respect of the Collateral or otherwise would not be “substantially similar” to those of the Agent and the Revolving Loan Lenders, as such term is utilized in Section 1122(a) of the Bankruptcy Code, and therefore shall be placed into a separate class of creditors from those of the Revolving Loan Lenders for voting and all other purposes under any proposed plan under Chapter 11 of the Bankruptcy Code. Term Loan Lender further agrees that it will not vote to accept any proposed plan under Chapter 11 of the Bankruptcy Code that does not so separately classify its claims from those of the Revolving Loan Lenders (except to the extent they are otherwise expressly instructed to do so by Agent). If, notwithstanding the foregoing, in any insolvency or liquidation proceeding with respect to any Borrower or Guarantor, it is held that the claims of the Revolving Loan Lenders and Term Loan Lender in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolving Loan Lenders shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs, premium and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such insolvency or liquidation proceeding pursuant to Section 506(b) of the Bankruptcy Code or otherwise, before any distribution from, or in respect of, any Collateral is made in respect of the claims held by the Term Loan Lender, with the Term Loan Lender hereby acknowledging and agreeing to turn over to Agent, for the benefit of Revolving Loan Lenders, amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Loan Lender.

7. Representations and Warranties. Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 1), the truth and accuracy of which on the date hereof are a continuing condition of the making of Loans and providing Letters of Credit to Borrowers and Guarantors:

7.1 This Amendment No. 1 has been duly authorized, executed and delivered by it, and has been authorized by all necessary action on the part of such Borrower or Guarantor which is a party hereto (and, if necessary, their respective stockholders) and each such agreement is in full force and effect as of the date hereof, and the agreements and obligations of each Borrower and Guarantor, as the case may be, contained herein, constitute the legal, valid and binding obligations of such Borrower or Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

7.2 The execution, delivery and performance of this Amendment No. 1 (a) are all within the corporate or limited liability company powers of each Borrower and Guarantor and (b) are not in contravention of law or the terms of such Borrower’s or Guarantor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or their respective properties are bound.

7.3 After giving effect to this Amendment No. 1, no Default or Event of Default exists or has occurred and is continuing.

8. Conditions Precedent. The amendments contained herein shall become effective on the first date upon which Agent is in receipt of each of the following, in each case in form and substance reasonably satisfactory to Agent:

8.1 an executed original or executed original counterparts of this Amendment No. 1 (as the case may be) and the Term Loan Fee Letter (as the case may be), in each case duly authorized, executed and delivered by the respective party or parties hereto;

8.2 a true and correct copy of any consent, waiver or approval (if any) to or of this Amendment No. 1, which any Borrower or any Guarantor is required to obtain from any other Person;

8.3 any approvals of Lenders, in form and substance satisfactory to Agent, to the terms and conditions of this Amendment No. 1 as are required under the terms of the Loan Agreement;

8.4 Agent shall have received and reviewed UCC, Federal and State tax lien and judgment searches with respect to each Borrower and Guarantor in its jurisdiction of incorporation, all jurisdictions in which each Borrower and Guarantor maintains an office and all jurisdictions in which Real Property in the record name of any Borrower or Guarantor is subject to a Mortgage in favor of Agent, which search results shall be in form and substance reasonably satisfactory to Agent and Term Loan Lender;

8.5 Agent shall have received, in form and substance reasonably satisfactory to Agent and Term Loan Lender, a Secretary’s Certificate from each Borrower and Guarantor with respect to, among other things, resolutions of the Board of Directors (or similar governing body) of each Borrower and Guarantor evidencing the adoption and subsistence of resolutions approving the execution, delivery and performance by Borrowers and Guarantors of this Amendment No. 1, all other agreements, documents and instruments being executed and/or delivered in connection therewith and the transactions contemplated hereby and thereby (collectively, the “Amendment No. 1 Transactions”);

8.6 Agent shall have received, in form and substance reasonably satisfactory to Agent and Term Loan Lender, a certificate of formation and a good standing certificate (or its equivalent) for each Borrower and Guarantor from the Secretary of State (or comparable official) of the jurisdiction of formation of such Borrower or Guarantor; and

8.7 Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Amendment No. 1 Transactions and such other matters as Agent or Term Loan Lender may reasonably request.

9. Conditions Subsequent. On or before the date that is forty-five (45) days after the Amendment No. 1 Effective Date, Borrowers shall deliver or cause to be delivered to Agent a valid and effective title insurance policy related to the Real Property of Borrowers subject to a Mortgage, in each case issued by a company and agent acceptable to Agent and the Majority Term Loan Lenders: (i) insuring the priority, amount and sufficiency of the applicable Mortgage, (ii) insuring against matters that would be disclosed by surveys, and (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent and the Majority Term Loan Lenders for the protection of the interests therein of Lenders. On or before the date that is seven (7) Business Days after the Amendment No. 1 Effective Date, Borrowers shall deliver or cause to be delivered to Agent, in form and substance satisfactory to Agent and Term Loan Lender, a modification to each of the Mortgages relating to the Real Property of Borrowers subject to a Mortgage, duly authorized, executed and delivered by such Borrowers Failure to satisfy the either of the conditions subsequent set forth in this Section 9 within the applicable period therefor stated above shall constitute an Event of Default under the Loan Agreement.

10. Provisions of General Application.

10.1 Effect of this Amendment. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 1, the provisions of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one Agreement.

10.2 Costs, Fees and Expenses. Borrowers and Guarantors agree to reimburse Agent and each Lender (including Term Loan Lender) upon demand by Agent for all costs, fees and expenses (including the reasonable fees and expenses of counsels to Agent and each Lender (including Term Loan Lender)) incurred in connection with the preparation, execution and delivery of this Amendment No. 1.

10.3 Governing Law. The validity, interpretation and enforcement of this Amendment No. 1 and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

10.4 Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Any acknowledgments or consents contained herein shall not be construed to constitute a consent to any other or further action by a Borrower or Guarantor to entitle such Borrower or Guarantor to any other consent.

10.5 Further Assurances. Each Borrower and Guarantor shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent and Lenders to effectuate the provisions and purposes of this Amendment No. 1.

10.6 Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.

10.7 Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic means shall also deliver an originally executed counterpart of this Amendment No. 1, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 1.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the date and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as successor by merger to Wachovia Bank, National Association,

Agent and Issuing Bank

By:	/s/ Marc Breier

Title:	Managing Director

C&D TECHNOLOGIES, INC.

By:	/s/ Ian Harvie

Title:	VP & CFO

C&D INTERNATIONAL INVESTMENT HOLDINGS INC.

By:	/s/ John Brawner

Title:	President

C&D CHARTER HOLDINGS, INC.

By:	/s/ James D. Dee

Title:	Secretary

C&D ENERGY STORAGE, LLC

By:	/s/ Ian Harvie

Title:	President

AGREED:

ABLECO, L.L.C., as Term Loan Lender

By:	/s/ Daniel Wolf

Title:	President

[Amendment No. 1 to A/R Loan and Security Agreement—C&D]

SCHEDULE 9.17(B)

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

REQUIRED EBITDA

TEST PERIOD	EBITDA
3 months ending April 30, 2010	$500,000
3 months ending July 31, 2010	$5,300,000
3 months ending October 31, 2010	$7,400,000
3 months ending January 31, 2011	$7,900,000
12 months ending April 30, 2011	$27,800,000
12 months ending July 31, 2011	$31,700,000
12 months ending October 31, 2011	$34,300,000
12 months ending January 31, 2012	$38,000,000
12 months ending April 30, 2012	$41,000,000
12 months ending July 31, 2012	$43,900,000
12 months ending October 31, 2012	$47,100,000
12 months ending January 31, 2013	$50,400,000

EXHIBIT A

TO

AMENDMENT NO. 1

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Revolving Loan Lenders	Revolving Loan Commitment

Wells Fargo Bank, National Association	$55,000,000

Term Loan Lender	Term Loan Commitment

Ableco, L.L.C.	$20,000,000

Exhibit A-1

SCHEDULE 1

TO

AMENDMENT NO. 1

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

The term “Borrowing Base Assets” shall mean all of the following property now owned or at any time hereafter acquired by any Borrower or Guarantor, in which any Borrower or Guarantor now has or at any time in the future may acquire any right, title or interests:

(a) all Accounts;

(b) all Inventory;

(c) all chattel paper (including all tangible and electronic chattel paper) arising in connection with or related to any of the Accounts, Inventory or other Borrowing Base Assets, but not arising in connection with or related to the sale, license or other disposition of any Intellectual Property (other than to the extent affixed to any Inventory or part of any Inventory and consistent with Borrower and the Guarantors’ past practices);

(d) all instruments (including all promissory notes) arising in connection with or related to any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, but not arising in connection with or related to the sale, license or other disposition of any Intellectual Property (other than to the extent affixed to any Inventory or part of any Inventory and consistent with Borrowers’ and Guarantors’ past practices);

(e) all documents arising in connection with or related to any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, but not arising in connection with or related to the sale, license or other disposition of any Intellectual Property as defined in this Schedule 1 (other than to the extent affixed to any Inventory or part of any Inventory and consistent with Borrowers’ and the Guarantors’ past practices);

(f) all deposit accounts and investment accounts;

(g) all letters of credit, banker’s acceptances and similar instruments and including all letter of credit rights arising in connection with or related to any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, but not arising in connection with or related to the sale, license or other disposition of any Intellectual Property (other than to the extent affixed to any Inventory or part of any Inventory and consistent with Borrowers’ and the Guarantors’ past practices);

(h) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, but not arising in connection with or related to the sale, license or other disposition of any Intellectual Property

(other than to the extent affixed to any Inventory or part of any Inventory and consistent with Borrowers’ and the Guarantors’ past practices), including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to such Borrowing Base Assets; (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party; (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, other Borrowing Base Assets, including returned, repossessed and reclaimed goods; and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(i) all investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts, but excluding Pledged Stock as defined below) and all monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to the Agent or its affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(j) all commercial tort claims arising from or in connection with any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, but not arising in connection with or related to the sale, license or other disposition of any Intellectual Property (other than to the extent affixed to any Inventory or part of any Inventory and consistent with Borrowers’ and the Guarantors’ past practices);

(k) to the extent not otherwise described above, (i) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (ii) all payment intangibles of Borrower or any other Grantor; (iii) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Borrower or any other Grantor or otherwise in favor of or delivered to Borrower or any other Grantor in connection with any Account; (iv) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to the Borrower or any other Grantor from the sale, lease or other disposition of any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, licensing of any other Borrowing Base Assets, rendition of services or otherwise relating to any Accounts, Inventory or other Borrowing Base Assets (including, without limitation, choses in action, causes of action, or other rights and claims of any Borrower or Guarantor against carriers, shippers, processors, warehouses, bailees, custom brokers, freight forwarders, or other third parties at any time in possession or control of, or using, any of the other Borrowing Base Assets or any sellers of any other Borrowing Base Assets and refunds of sales, use or excise taxes arising from the sale or other disposition of Inventory or other Borrowing Base Collateral);

(l) all books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to any of the Borrowing Base Assets described in clauses (a), (b), (c), (d), (g), (j) or (l) of this Schedule 1, or any account debtor (including customer lists), together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person); and

(m) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Borrowing Base Collateral.

(n) “Pledged Stock” shall mean Collateral consisting of shares of Capital Stock of any Borrower, any Guarantor or any Subsidiary of any Borrower or Guarantor (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in any Borrower, any Guarantor or any Subsidiary of any Borrower or Guarantor and all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase or subscribe for any of the foregoing, whether or not presently convertible, exchangeable or exercisable.